Exhibit 99.1
Triple-S Management Corporation
1441 F.D. Roosevelt Ave.
San Juan, PR 00920
www.triplesmanagement.com

FOR FURTHER INFORMATION:

AT THE COMPANY:	INVESTOR RELATIONS:
Juan José Román-Jiménez	Kathy Waller
EVP and Chief Financial Officer	AllWays Communicate, LLC
(787) 749-4949	(312) 543-6708

Triple-S Management Corporation Agrees to Medicaid Contract Extension

SAN JUAN, Puerto Rico, July 5, 2017 – Triple-S Management Corporation (NYSE:GTS), a leading managed care company in Puerto Rico, today announced that its subsidiary, Triple-S Salud, Inc., agreed to extend its contract with the Puerto Rico Health Insurance Administration (ASES, by its Spanish acronym) for the provision of health services in the Metro North and West regions of the Puerto Rico Government’s health insurance program, which was to expire on June 30, 2017, for a three-month period beginning July 1, 2017 and ending September 30, 2017. This extension is intended to ensure the continuity of services while the parties conclude negotiations for the renewal of the contract through the remainder of the Puerto Rico Government’s 2017-2018 fiscal year, which ends June 30, 2018.

Under the contract extension, ASES will increase its payment to Triple-S Salud from a rate of $165.93 to $183.38 per member per month (PMPM) for the Metro North region and from $138.37 to $148.99 PMPM for the West region. The new rates reflect cost and utilization trends for the 2016-2017 fiscal year. These new rates are subject to CMS approval, which is expected to occur during the 90 day extension period. Upon reaching an agreement on outstanding terms of the contract renewal, the new rates will also apply for the remainder of the 2017-2018 fiscal year.

The Puerto Rico health insurance program serves more than 1.4 million members in eight regions across Puerto Rico, with approximately 390,000 members in the two regions insured by Triple-S Salud.

Roberto García-Rodríguez, President and Chief Executive Officer of Triple-S Management commented, "We are pleased to have reached a financial agreement with the government of Puerto Rico to continue providing high-quality, cost-effective care to this extremely important patient population over the next three months. We are confident we will be able to reach an agreement with ASES on outstanding terms of the renewal negotiation, which will enable us to continue providing services for the remainder of the government’s 2017-2018 fiscal year.”

About Triple-S Management Corporation

Triple-S Management Corporation is an independent licensee of the Blue Cross Blue Shield Association. It is one of the leading players in the managed care industry in Puerto Rico. Triple-S Management has the exclusive right to use the Blue Cross Blue Shield name and mark throughout Puerto Rico, the U.S. Virgin Islands, and Costa Rica. With more than 50 years of experience in the industry, Triple-S Management offers a broad portfolio of managed care and related products in the Commercial, Medicare Advantage, and Medicaid markets under the Blue Cross Blue Shield marks.  It also provides non-Blue Cross Blue Shield branded life and property and casualty insurance in Puerto Rico. For more information about Triple-S Management, visit www.triplesmanagement.com or contact kwaller@allwayscommunicate.com.

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